Exhibit 4.03
THE HARTFORD 2014 INCENTIVE STOCK PLAN
1. Purpose
 The purpose of the Plan is to motivate and reward superior performance on the part of Key Employees of The Hartford Financial Services Group, Inc. (“The Hartford” or “the Company”) and its subsidiaries and affiliates and to thereby attract and retain Key Employees of superior ability. In addition, the Plan is intended to further opportunities for stock ownership by such Key Employees and Directors in order to increase their proprietary interest in The Hartford and, as a result, their interest in the success of the Company. Awards will be made, in the discretion of the Committee, to Key Employees (including officers and directors who are also Key Employees) whose responsibilities and decisions directly affect the performance of any Participating Company and its subsidiaries, and also to Directors. Such incentive awards may consist of Options, Rights, Performance Shares, Restricted Stock, Restricted Units or any combination of the foregoing, as the Committee may determine.
 2. Definitions
 When used herein, the following terms shall have the following meanings:
 “Act” means the Securities Exchange Act of 1934, as amended.
 “Award” means an award granted to any Key Employee or Director in accordance with the provisions of the Plan in the form of Options, Rights, Performance Shares, Restricted Stock or Restricted Units, or any combination of the foregoing, as applicable.
 “Award Document” means the written notice, agreement, or other document evidencing each Award granted under the Plan. Such Award Document may be in an electronic, internet, intranet or other non-paper form, including any acceptance thereof and actions thereunder by an Award recipient.
 “Beneficial Owner” means any Person who, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” (within the meaning of Rule 13d-3 under the Act) of any securities of a company, including any such right pursuant to any agreement, arrangement or understanding (whether or not in writing), provided that : (a) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (i) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Act and the applicable rules and regulations thereunder, or (ii) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Act and the applicable rules and regulations thereunder, in either case described in clause (i) or (ii) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Act (or any comparable or successor report); and (b) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any security acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

 “Beneficiary” means the beneficiary or beneficiaries designated pursuant to the Plan to receive the amount, if any, payable under the Plan upon the death of an Award recipient.
 “Board” means the Board of Directors of the Company.
 “Change of Control” means the occurrence of an event defined in Section 9 of the Plan.
 “Code” means the Internal Revenue Code of 1986, as amended. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
“Committee” means the Compensation and Management Development Committee of the Board or such other committee as may be designated by the Board to administer the Plan. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
 “Company” means The Hartford Financial Services Group, Inc. and its successors and assigns.
 “Director” means a member of the Board who is not an employee of any Participating Company.
 “Dividend Equivalents” means an amount credited with respect to an outstanding Restricted Unit equal to the cash dividends paid or property distributions awarded upon one share of Stock. Any Dividend Equivalents on unearned performance-based Awards, if accrued, but will only be paid as and when the underlying performance-based Awards are vested and payable.
 “Eligible Employee” means an Employee as defined in the Plan; provided, however, that except as the Board or the Committee, pursuant to authority delegated by the Board, may otherwise provide on a basis uniformly applicable to all persons similarly situated, “Eligible Employee” shall not include any “Ineligible Person,” which includes: (a) a person who (i) holds a position with the Company’s “HARTEMP” Program, (ii) is hired to work for a Participating Company through a temporary employment agency, or (iii) is hired to a position with a Participating Company with notice on his or her date of hire that the position will terminate on a certain date; (b) a person who is a leased employee (within the meaning of Code Section 414(n)(2)) of a Participating Company or is otherwise employed by or through a temporary help firm, technical help firm, staffing firm, employee leasing firm, or professional employer organization, regardless of whether such person is an Employee of a Participating Company, and (c) a person who performs services for a Participating Company as an independent contractor or under any other non-employee classification, or who is classified by a Participating Company as, or determined by a Participating Company to be, an independent contractor, regardless of whether such person is characterized or ultimately determined by the Internal Revenue Service or any other Federal, State or local governmental authority or regulatory body to be an employee of a Participating Company or its affiliates for income or wage tax purposes or for any other purpose.

Notwithstanding any provision in the Plan to the contrary, if any person is an Ineligible Person, or otherwise does not qualify as an Eligible Employee, or otherwise is ineligible to participate in the Plan, and such person is later required by a court or governmental authority or regulatory body to be classified as a person who is eligible to participate in the Plan, such person shall not be eligible to participate in the Plan, notwithstanding such classification, unless and until designated as an Eligible Employee by the Committee, and if so designated, the participation of such person in the Plan shall be prospective only.
 “Employee” means any person regularly employed by a Participating Company, but shall not include any person who performs services for a Participating Company as an independent contractor or under any other non-employee classification, or who is classified by a Participating Company as, or determined by a Participating Company to be, an independent contractor.
 “Fair Market Value,” unless otherwise indicated in the provisions of this Plan, means a price that is based on the opening, closing, actual, high, low, or average selling prices of one share of Stock reported on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, such Fair Market Value shall be deemed, as of any date, to be equal to the reported closing price for one share of Stock on the New York Stock Exchange or, if no sales of Stock have taken place on such date, the reported closing price on the most recent date on which selling prices were quoted, the determination to be made in the discretion of the Committee.
 “Incentive Stock Option” means a stock option qualified under Section 422 of the Code.
“Key Employee” means an Eligible Employee (including any officer or director who is also an Eligible Employee) whose responsibilities and decisions, in the judgment of the Committee, directly affect the performance of the Company and its subsidiaries.
 “Option” means an option awarded under Section 5 of the Plan to purchase Stock of the Company, which option may be an Incentive Stock Option or a non-qualified stock option.
 “Participating Company” means the Company or any subsidiary or other affiliate of the Company; provided, however, for Incentive Stock Options only, “Participating Company” means the Company or any corporation which at the time such Option is granted qualifies as a “subsidiary” of the Company under Section 424(f) of the Code.
 “Performance Share” means a performance share awarded under Section 6 of the Plan.
 “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Act, as supplemented by Section 13(d)(3) of the Act; provided, however, that Person shall not include: (a) the Company, any subsidiary of the Company or any other Person controlled by the Company, (b) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or of any subsidiary of the Company, or (c) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of securities of the Company.
 “Plan” means The Hartford 2014 Incentive Stock Plan, as the same may be amended, administered or interpreted from time to time.

 “Plan Year” means the calendar year.
 “Restricted Stock” means Stock awarded under Section 7 of the Plan subject to such restrictions as the Committee deems appropriate or desirable.
 “Restricted Unit” means a contractual right awarded under Section 7 of the Plan to receive pursuant to the Plan one share of Stock at the end of a specified period of time, subject to such restrictions as the Committee deems appropriate or desirable.
 “Restriction Period” means, in the case of Performance Shares, Restricted Stock or Restricted Units the period established by the Committee pursuant to Section 6 or 7, as applicable, during which shares of Stock or other rights of the recipient of such an Award (or his or her permissive assigns) remain subject to forfeiture pending completion of a period of service or such other criteria or conditions as the Committee shall specify.
 “Retirement” means (i) satisfaction of the requirements for early or normal retirement under the final average pay formula of the Retirement Plan, (ii) attaining at least age 65 with at least five years of service, (iii) attaining at least age 50 with at least 10 years of service, where age plus service equals or exceeds 70, or (iv) satisfaction of such other definition as is set forth in the Award Document and/or any administrative rules or other terms and conditions adopted by the Committee as in effect at the time the award is granted, provided such event results in such Key Employee’s separation from employment with the Company.
 “Retirement Plan” means The Hartford Retirement Plan for U.S. Employees, as amended from time to time.
 “Right” means a stock appreciation right awarded under Section 5 of the Plan.
 “Stock” means the common stock ($.01 par value) of The Hartford.
 “The Hartford” means the Company and its subsidiaries, and their successors and assigns.

“Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to The Hartford that (a) are not in connection with the offer and sale of The Hartford’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for The Hartford’s securities.
 “Total Disability” means the complete and permanent inability of a Key Employee to perform all of his or her duties under the terms of his or her employment with any Participating Company, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.
 “Transferee” means any person or entity to whom or to which a non-qualified stock option has been transferred and assigned in accordance with Section 5(h) of the Plan. Unless the Committee shall expressly permit otherwise, with respect to any Key Employee or Director, only (i) the Key Employee’s or Director’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), (ii) trusts for the exclusive benefit of one or more such persons and/or the Key Employee or Director, and (iii) another entity owned solely by one or more such persons and/or the Key Employee or Director shall be a Transferee.
 3. Shares Subject to the Plan
 Subject to adjustments in accordance with Section 13, the aggregate number of shares of Stock which may be awarded under the Plan shall be subject to a maximum limit applicable to all Awards for the duration of the Plan (the “Maximum Limit”). The Maximum Limit shall be 12,000,000 shares of Stock, which shall consist of (i) a number of shares of Stock not previously authorized for issuance under any plan, plus (ii) the number of shares of Stock remaining available for issuance under The Hartford 2010 Incentive Stock Plan but not subject to outstanding awards as of March 17, 2014. The maximum number of shares of Stock with respect to which Awards may be granted under the Plan in the form of Incentive Stock Options shall be 12,000,000.
 Subject to adjustments in accordance with Section 13, and subject to the Maximum Limit set forth above on the number of Shares that may be awarded in the aggregate under the Plan, the maximum number of shares that may be awarded to Directors under the Plan shall be 1,000,000 shares of Stock. Additionally, a Director may not be granted an Award covering more than 50,000 shares of Stock in any Plan Year, except that this annual limit on Director Awards shall be 100,000 shares of Stock for any Director serving as Chairman of the Board and provided, however, that in the Plan Year in which an individual is first appointed or elected as a Director, the limit applicable to such Director shall be increased by 50,000 shares of Stock.

In addition to the foregoing, in any Plan Year: (a) no individual Key Employee may receive an Award of Options or Rights for more than 2,000,000 shares, and (b) no individual Key Employee may receive an Award of Restricted Stock, Restricted Units or Performance Shares for more than 500,000 shares.
Except with respect to shares of Stock equivalent to a maximum of five percent of the Maximum Limit authorized above in this Section 3, and except as may be provided in Section 9 regarding a Change of Control, any Full Value Awards which vest on the basis of a Key Employee’s continued employment with the Company shall not provide for vesting, other than vesting upon death, Total Disability or Retirement, or such other circumstances, such as a reduction in force or a divestiture or sale of a business or unit, that the Committee finds that a waiver of the applicable restrictions (or any portion thereof) would be in the best interests of the Company, which is more rapid than pro rata annual vesting over a three year period, and any Full Value Awards which vest upon the attainment of performance objectives shall provide for a performance period of at least twelve months. For purposes of this paragraph, a “Full Value Award” is an Award other than in the form of an Option or Right, which is settled by the issuance of Stock.
 Notwithstanding the foregoing, Awards of Restricted Units attributable to a Key Employee’s voluntary deferral of an amount which would otherwise have been payable to the Key Employee in cash shall not be subject to the restrictions set forth in this paragraph and shall not be counted against the five percent limit referenced above.

Subject to the above limitations, shares of Stock to be issued under the Plan may be made available from the authorized but unissued shares, or shares held by the Company in treasury or from shares purchased in the open market.
 For the purpose of computing the total number of shares of Stock available for Awards under the Plan, there shall be counted against the foregoing limitations the number of shares of Stock subject to issuance upon exercise or settlement of Awards and the number of shares of Stock which equals the value of Performance Share Awards based upon their target payout, in each case determined as at the dates on which such Awards are granted. If any Awards under the Plan are forfeited, terminated, surrendered, exchanged, expire unexercised, or are settled in cash in lieu of Stock (including to effect tax withholding) or for the net issuance of a lesser number of shares than the number subject to the Award, the shares of Stock which were theretofore subject to such Awards shall again be available for Awards under the Plan to the extent of such forfeiture, termination, expiration, or cash or net settlement of such Awards. If any award under the prior The Hartford 2010 Incentive Stock Plan or under the prior The Hartford 2005 Incentive Stock Plan that was outstanding as of March 17, 2014, is forfeited, terminated, surrendered, exchanged, expires unexercised, or is settled in cash in lieu of Stock (including to effect tax withholding) or for the net issuance of a lesser number of shares than the number subject to the award, the shares of Stock subject to such award (or the relevant portion thereof) shall be available for Awards under the Plan and such shares shall be added to the Maximum Limit to the extent of such forfeiture, termination, expiration, or cash or net settlement of such awards.

The Committee may grant other types of equity-based or equity-related awards (“Stock-Based Awards”) not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Stock) in such amounts (subject to the Maximum Limit and other limitations provided for herein) and subject to such terms and conditions as the Committee shall determine. Such Stock-Based Awards may be granted as an inducement to enter the employ of The Hartford or in satisfaction of any obligation of The Hartford to a Key Employee, whether pursuant to this Plan or otherwise, that would otherwise have been payable in cash or in respect of any other obligation of The Hartford. Such Stock-Based Awards may entail the transfer of actual Stock, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. The Committee shall specify the extent to which the award recipient shall have the right to receive Stock-Based Awards following termination of employment with The Hartford; such provisions need not be uniform among all Stock-Based Awards, and may reflect distinctions based on the reasons for such termination. Except as the Committee shall otherwise specify at or after grant, Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and during the award recipient’s lifetime only by the recipient.

4. Grant of Awards and Award Documents
 (a) Subject to the provisions of the Plan, the Committee shall: (i) determine and designate from time to time those Key Employees and Directors or groups of Key Employees and Directors to whom Awards are to be granted, (ii) determine the form or forms of Award to be granted to any Key Employee and any Director; (iii) determine the amount or number of shares of Stock subject to each Award; and (iv) determine the terms and conditions of each Award. The Committee may in its discretion also make awards to Third Party Service Providers on substantially the same terms and conditions as Awards are made to Key Employees, subject to such modifications as are necessary to reflect the different nature of the services provided.
 (b) Each Award granted under the Plan shall be evidenced by an Award Document. Such Award Document shall be subject to and incorporate the express terms and conditions of each Award, if any, required under the Plan or required by the Committee.
5. Options and Rights
 (a) With respect to Options and Rights, the Committee shall: (i) authorize the granting of Incentive Stock Options, non-qualified stock options, or a combination of Incentive Stock Options and non-qualified stock options; (ii) authorize the granting of Rights which may or may not be granted in connection with all or part of any Option granted under this Plan; (iii) determine the number of shares of Stock subject to each Option or the number of shares of Stock that shall be used to determine the value of a Right; and
(iv) determine the time or times when and the manner in which each Option or Right shall be exercisable and the duration of the exercise period.

 (b) Any option issued hereunder which is intended to qualify as an Incentive Stock Option shall be subject to such limitations or requirements as may be necessary for the purposes of Section 422 of the Code or any regulations and rulings thereunder to the extent and in such form as determined by the Committee in its discretion.
 (c) The exercise period for an Option and a Right shall not exceed ten years from the date of grant.
 (d) The Option price per share shall be determined by the Committee at the time any Option is granted and shall be not less than the Fair Market Value of one share of Stock on the date the Option is granted. The grant price related to each Right shall be determined by the Committee at the time any Right is granted; however, such grant price shall not be less than the Fair Market Value of one share of Stock on the date the Right is granted.
 (e) No part of any Option or Right may be exercised until the Key Employee who has been granted the Award shall have remained in the employ of a Participating Company for such period after the date of grant as the Committee may specify, if any, and the Committee may further require exercisability in installments.
 (f) Except as provided in Section 9, the purchase price of the shares of Stock as to which an Option is exercised shall be paid to the Company at the time of exercise either in cash, Stock already owned by the optionee, or a combination of the foregoing having a total Fair Market Value equal to the purchase price. The Committee shall determine acceptable methods for tendering Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Stock for such purpose as it deems appropriate.
 (g) Unless otherwise set forth in the Award Document, in case of a Key Employee’s termination of employment with all Participating Companies, the following provisions shall apply:
 (i) If a Key Employee who has been granted an Option or Right shall die before such Option or Right has expired, his or her Option or Right may be exercised in full by: (A) the person or persons to whom the Key Employee’s rights under the Option or Right pass upon his or her death pursuant to the terms of the Plan, or if no such person has such right, by his or her executors or administrators; (B) his or her Transferee(s) (with respect to non-qualified Options or Rights); or (C) his or her Beneficiary designated pursuant to the Plan, at any time, or from time to time, within five years after the date of the Key Employee’s death or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date specified in Section 5(c) above. Any such Options or Rights not fully exercisable immediately prior to such optionee’s death shall become fully exercisable upon such death unless the Committee, in its sole discretion, shall otherwise determine.
 (ii) If the Key Employee’s employment with all Participating Companies terminates (A) because of his or her Total Disability, or (B) because of his or her voluntary termination of employment due to Retirement, he or she may exercise his or her Options or Rights in full at any time, or from time to time, within five years after the date of the termination of his or her employment, or within such other period, and subject to such terms and conditions as the Committee may specify, but not later than the expiration date specified in Section 5(c) above. Any such Options or Rights not fully exercisable immediately prior to such optionee’s Total Disability or Retirement shall become fully exercisable upon such Total Disability or Retirement unless the Committee, in its sole discretion, shall otherwise determine at the time of grant.
(iii) If the Key Employee shall be terminated for cause as determined by the Committee, all of such Key Employee’s Options or Rights outstanding at the date of such termination (whether or not then exercisable) shall be canceled without further action by the Key Employee, the Committee or the Company coincident with the effective date of such termination.
 (iv) Except as provided in Section 5(g)(ii) and Section 9, if a Key Employee’s employment terminates for any other reason (including a voluntary resignation), he or she may exercise his or her Options or Rights, to the extent that he or she shall have been entitled to do so at the date of the termination of his or her employment, at any time, or from time to time, within four months after the date of the termination of his or her employment, or within such other period, and subject to such terms and conditions, as the Committee may specify, but not later than the expiration date specified in Section 5(c) above. All Options and Rights held by such Key Employee or any of his or her assigns that are not eligible to be exercised upon the date of such termination shall be canceled without further action by the Key Employee, the Committee or the Company coincident with the effective date of such termination.
 (v) Any Options or Rights not exercised within the period established in accordance with this Section 5(g) shall be subject to Section 5(l) herein.
 (h) Except as provided in this Section 5(h) or required by applicable law, no Option or Right granted under the Plan shall be transferable other than upon the death of the recipient of such Option or Right. During the lifetime of the optionee, an Option or Right shall be exercisable only by the Key Employee or Director to whom the Option or Right is granted. Notwithstanding the foregoing, all or a portion of a non-qualified Option or Right may be transferred and assigned by such persons designated by the Committee, to such persons or groups of persons designated as permissible Transferees by the Committee, and upon such terms and conditions as the Committee may from time to time authorize and determine in its sole discretion. Notwithstanding the preceding sentence, no Award under the Plan may be transferred for value (as defined in the General Instructions to Form S-8 with respect to the registration, pursuant to the Securities Act of 1933, of employee benefit plan securities and/or interests).
 (i) Except as provided in Section 9, if a Director’s service on the Board terminates for any reason, including without limitation, termination due to death, disability or retirement, such Director (or Beneficiary, in the event of death) may exercise any Option or Right granted to him or her only to the extent determined by the Committee as set forth in such Director’s Award Document and/or any administrative rules or other terms and conditions adopted by the Committee from time to time applicable to such Option or Right granted to such Director.
 (j) With respect to an Incentive Stock Option, the Committee shall specify such terms and provisions as the Committee may determine to be necessary or desirable in order to qualify such Option as an “incentive stock option” within the meaning of Section 422 of the Code.
 (k) With respect to the exercisability and settlement of Rights:

 (i) Except as expressly provided below, upon exercise of a Right, a Key Employee or Director shall be entitled, subject to such terms and conditions as the Committee may specify, to receive all or a portion of the excess of (A) the Fair Market Value of a specified number of shares of Stock at the time of exercise, as determined by the Committee, over (B) a specified amount which shall not, subject to Section 5(d), be less than the Fair Market Value of such specified number of shares of Stock at the time the Right is granted. Payment of any such excess shall be made as the Committee shall specify in cash, the issuance or transfer to the Key Employee or Director of whole shares of Stock with a Fair Market Value at such time equal to any excess, or a combination of cash and shares of Stock with a combined Fair Market Value at such time equal to any such excess, all as determined by the Committee. The Company will not issue a fractional share of Stock and, if a fractional share would otherwise be issuable, the Company shall pay cash equal to the Fair Market Value of the fractional share of Stock at such time.
(ii) Notwithstanding Section 5(k)(i), the Committee may specify at grant that payment of any excess referenced in the first sentence of Section 5(k)(i) shall not be paid until a specified date or, if earlier, upon the termination of the Key Employee’s employment, the cessation of the Director’s service on the Board or, subject to Section 9(b)(vi), a Change of Control. To the extent permissible without adverse tax consequences for the Key Employee or Director, the Committee may permit the Key Employee or Director to elect when such payment is made. Amounts, if any, deferred pursuant to this Section 5(k)(ii) shall be subject to such terms and conditions as the Committee shall determine, including the manner in which any deemed earnings on such deferred amounts shall be determined.
 (iii) In the event of the exercise of such Right, the Company’s obligation in respect of any related Option or such portion thereof will be discharged by payment of the Right so exercised.
 (l) Each outstanding Option and Right shall be deemed to be exercised, in the manner set forth below, at the close of business on the scheduled expiration date of such Option or Right if at such time the Option or Right by its terms remains exercisable and, if so exercised, would result in a distribution to the holder of such Option or Right of at least one share of Stock of the Company net of any applicable tax withholding requirements (a “Deemed Exercise”). Such Deemed Exercise may be effected without notification by the Director or Key Employee to the Company or by the Company to the Key Employee or Director. Upon such Deemed Exercise, the Company shall issue and deliver to the Director or Key Employee the greatest number of whole shares of Stock equal to the quotient of (i) divided by (ii), with the quotient reduced as necessary to satisfy any applicable tax withholding requirements, where (i) and (ii) are:
(i) The product of (x) the number of shares of Stock as to which the Option or Right is being deemed exercised and (y) the excess of the Fair Market Value on the Deemed Exercise date over the exercise price per share of such Option or the specified amount for such Right, and
 (ii) The Fair Market Value on such date,
 with any remainder being payable in cash to the Participant. If, on the scheduled expiration date of any Option or Right, the exercise of such Option or Right would not result in a Deemed Exercise, then such Option or Right shall be canceled without further action by the Key Employee or Director, the Committee or the Company on the date following the last date on which such Option or Right may have been exercised in accordance with this Section 5.
 6. Performance Shares
 (a) Subject to the provisions of the Plan, the Committee shall: (i) determine and designate from time to time those Key Employees and Directors or groups of Key Employees and Directors to whom Awards of Performance Shares are to be made, (ii) determine the performance period (the “Performance Period”) and performance objectives (the “Performance Objectives”) applicable to such Awards, (iii) determine whether to impose a Restriction Period following the completion of the Performance Period applicable to any Key Employees and Directors or groups of Key Employees and Directors, (iv) determine the form of settlement of a Performance Share, and (v) generally determine the terms and conditions of each such Award. At any date, each Performance Share shall have a value equal to the Fair Market Value of a share of Stock at such date; provided that the Committee may limit the aggregate amount payable upon the settlement of any Award.
(b) The Committee shall determine a Performance Period of not less than one nor more than five years. Performance Periods may overlap and Key Employees or Directors may participate simultaneously with respect to Performance Shares for which different Performance Periods are prescribed.
(c) The Committee may impose a Restriction Period of any duration with respect to any shares of stock issued in payment of a Performance Share Award, which shall apply immediately following the completion of the Performance Period to which it relates.
(d) The Committee shall determine the Performance Objectives of Awards of Performance Shares. Performance Objectives may vary from Key Employee to Key Employee, Director to Director and between groups of Key Employees and Directors, and shall be based upon one or more of the following objective criteria or derivative thereof, as the Committee deems appropriate: (A) earnings per share, (B) return on equity, (C) cash flow, (D) return on total capital, (E) return on assets, (F) economic value added, (G) increase in surplus, (H) reductions in operating expenses, (I) increases in operating margins, (J) earnings before income taxes and depreciation, (K) total shareholder return, (L) return on invested capital, (M) cost reductions and savings, (N) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (O) pre-tax operating income, (P) net income, (Q) after-tax operating income, (R) book value or book value per share, (S) core earnings or core earnings per share and/or (T) productivity improvements. The objective criteria shall be (i) determined solely by reference to any one or more of the above performance factors of the Company (or the performance factors of any subsidiary or affiliate of the Company or any division or unit thereof), or (ii) based on any one or more of the above performance factors of the Company (or the performance factors of any subsidiary or affiliate of the Company or any division or unit thereof), as compared with the performance factors of other companies or entities, or (iii) based on a Key Employee’s attainment of personal objectives with respect to any one or more of the performance factors of the Company (or the performance factors of any subsidiary or affiliate of the Company or any division or unit thereof), or with respect to any one or more of the following: growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals. If during the course of a Performance

Period there shall occur significant events which the Committee expects to have a substantial effect on the applicable Performance Objectives during such period, the Committee may revise such Performance Objectives.
 (e) At the beginning of a Performance Period, the Committee shall determine for each Key Employee or group of Key Employees the number of Performance Shares or the percentage of Performance Shares which shall be paid to the Key Employee or member of the group of Key Employees following completion of the Performance Period or if later, following any applicable Restriction Period, if the applicable Performance Objectives are met in whole or in part.
 (f) If a Key Employee terminates service with all Participating Companies during a Performance Period or any applicable Restriction Period: (i) because of death, (ii) because of Total Disability, (iii) because of his or her voluntary termination of employment due to Retirement, or (iv) under other circumstances where the Committee in its sole discretion finds that a waiver would be in the best interests of the Company; that Key Employee may, as determined by the Committee, be entitled to payment in settlement of such Performance Shares at the end of the Performance Period or if later, at the end of any applicable Restriction Period, based upon the extent to which the Performance Objectives were satisfied at the end of such Performance Period and prorated for the portion of the Performance Period together with any applicable Restriction Period during which the Key Employee was actively employed by any Participating Company. If a Key Employee terminates service with all Participating Companies during a Performance Period or any applicable Restriction Period for any other reason, then such Key Employee shall not be entitled to any Award with respect to that Performance Period and shall forfeit any shares of Stock subject to a Restriction Period unless the Committee shall otherwise determine.
 (g) Except as provided in Section 9, if a Director’s service on the Board terminates for any reason, including, without limitation, termination due to death, disability or retirement, prior to the lapse of any applicable Restriction Period, such Director (or Beneficiary, in the event of death) shall be or become vested in, or entitled to payment in respect of, such Award to the extent determined by the Committee as set forth in such Director’s Award Document and/or any administrative rules or other terms and conditions adopted by the Committee from time to time applicable to such Award granted to such Director; provided that, to the extent that any such rules or terms and conditions establish a payment term not associated directly with the vesting of any such Award, only the payment terms established under such rules or terms and conditions as are in effect at the date the Award is granted to the Director shall apply to such Award.
 (h) Each Award of a Performance Share shall be paid in whole shares of Stock, or cash, or a combination of Stock and cash either as a lump sum payment or, if the Committee shall so determine at the time of grant, in annual installments, with payment to commence as soon as practicable (but in any event within 90 days) after the end of the relevant Performance Period or if later, at the end of any applicable Restriction Period.
 (i) Except as otherwise required by applicable law, no Performance Share granted under the Plan shall be transferable other than on account of death in accordance with the terms of the Plan.

 (j) Notwithstanding anything else contained in the Plan to the contrary, unless the Committee otherwise determines at the time of grant, any Award of Performance Shares, to an officer of the Company or a Subsidiary who is subject to the reporting requirements of Section 16(a) of the Act, shall become vested, if at all, upon the determination by the Committee that Performance Objectives established by the Committee have been attained, in whole or in part, to the extent required to ensure that such Award is deductible by the Company or such Subsidiary pursuant to Section 162(m) of the Code. To the extent such Award is so intended to qualify as performance-based compensation under Section 162(m), notwithstanding anything else in the Plan to the contrary, the Committee shall not have any discretionary power or authority to increase the amount payable with respect to such Award after it has been granted, and shall be deemed not to have and may not exercise with respect to such Award any authority or discretion afforded to it under the Plan that would cause the Award to fail to so qualify.
 7. Restricted Stock and Restricted Units
 (a) Except as provided in Section 9, Restricted Stock and Restricted Units shall be subject to a Restriction Period specified by the Committee. The Committee may provide for the lapse of a Restriction Period in installments where deemed appropriate, and it may also require the achievement of predetermined performance objectives in order for such Restriction Period to lapse. Except as otherwise provided in the Plan or as specified by the Committee, certificates for shares related to an Award of Restricted Stock or Restricted Units shall be delivered to a Key Employee or Director as soon as administratively practicable (but in no event later than 90 days) following the end of the applicable Restriction Period.
 (b) Except when the Committee determines otherwise pursuant to Section 7(d), if a Key Employee terminates employment with all Participating Companies for any reason before the expiration of the Restriction Period, all shares of Restricted Stock and all rights with respect to any Award of Restricted Units still subject to restriction shall be forfeited by the Key Employee and shall be reacquired by the Company.
 (c) Except as otherwise provided in this Section 7 or required by applicable law, no shares of Restricted Stock received by a Key Employee or Director and no rights conveyed by an Award of Restricted Units shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.
 (d) In the event that a Key Employee’s employment terminates due to (i) death, (ii) Total Disability, (iii) a voluntary termination of employment due to Retirement, or (iv) such other circumstances, such as a reduction in force or a divestiture or sale of a business or unit, that the Committee finds that a waiver of the applicable restrictions (or any portion thereof) would be in the best interests of the Company, such Key Employee (or Beneficiary, in the event of death) shall be or become vested in, or entitled to payment in respect of, Restricted Stock or Restricted Units then held by such Key Employee to the extent determined by the Committee and set forth in such Key Employee’s Award Documents and/or any administrative rules or other terms and conditions adopted by the Committee from time to time applicable to such Restricted Stock or Restricted Units granted to such Key Employee; provided that, while the Committee may waive or modify the vesting conditions, the payment terms in effect under such Award

Documents, rules or terms and conditions at the date the Award is granted to the Key Employee shall not be modified. With respect to any Award of Restricted Units, unless otherwise expressly provided herein or otherwise determined by the Committee (and specified in writing) at the time of grant, any amount payable to the Key Employee or his or her Beneficiary in accordance with this Section 7(d) shall be paid within 90 days following the later of such Key Employee’s termination of employment or the achievement of any predetermined performance objective. For this purpose a Key Employee shall be deemed to have terminated employment when a separation from service occurs, as determined in accordance with the Company’s policies and practices determined pursuant to Section 409A of the Code. If a Key Employee is a “specified employee” as determined in accordance with Section 409A of the Code, then payment to the Key Employee shall be made following the later of (i) six months after the date the Key Employee separates from service or (ii) the achievement of any predetermined performance objective, provided that, if earlier, payment shall be made as soon as administratively practicable (but in no event later than 90 days) following the end of the applicable Restriction Period determined without regard to this paragraph. In the event that a Restricted Unit Award vests and is paid on account of an involuntarily termination of employment for which severance is payable, then, notwithstanding any other provision of the Plan, such Award shall be payable within 90 days of the date of such employment termination (provided, however, that if such 90-day period spans two calendar years, payment will be made in the second of such two calendar years not later than March 15 thereof), unless, at that date, the Key Employee is a “specified employee”, in which case payment will be made six months after the date the Key Employee separates from service.
 (e) Except as provided in Section 9, if a Director’s service on the Board terminates for any reason, including without limitation termination due to death, disability or retirement, prior to the lapse of any applicable Restriction Period, such Director (or Beneficiary, in the event of death) shall be or become vested in, or entitled to payment in respect of, such Award to the extent determined by the Committee as set forth in such Director’s Award Document and/or any administrative rules or other terms and conditions adopted by the Committee from time to time applicable to such Award granted to such Director; provided that, to the extent that any such rules or terms and conditions establish a payment term not associated directly with the vesting of any such Award, only the payment terms established under such rules or terms and conditions as are in effect at the date the Award is granted to the Director shall apply to such Award.
 (f) The Committee may require, on such terms and conditions as it deems appropriate or desirable, that the certificates for Stock delivered under the Plan in respect of any grant of Restricted Stock may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, or later as provided in Section 14 hereof. The Committee may require, as a condition of any Award of Restricted Stock that the Key Employee or Director shall have delivered a stock power endorsed in blank relating to the Restricted Stock. Notwithstanding any provision of the Plan to the contrary, Restricted Stock may be evidenced on a book entry or electronic basis or pursuant to other arrangements (including, without limitation, in an omnibus or nominee account administered by a third party) until restrictions thereon otherwise lapse, in lieu of issuing physical certificates to the Key Employee or Director.

(g) At the discretion of the Committee, the Restricted Unit account of a Key Employee or Director may be credited with Dividend Equivalents during the Restricted Period which shall be subject to the same terms and conditions (and become payable and be paid) as the Restricted Units to which they relate. Unless the Committee shall otherwise determine at or after grant, all Dividend Equivalents payable in respect of Restricted Units shall be deemed reinvested in that number of Restricted Units determined based on the Fair Market Value on the date the corresponding dividend on the Stock is payable to stockholders.
 (h) Nothing in this Section 7 shall preclude a Key Employee or Director from exchanging any shares of Restricted Stock subject to the restrictions contained herein for any other shares of Stock that are similarly restricted.
 (i) Subject to Section 7(f) and Section 8, a stock certificate shall be issued in the name of each Key Employee or Director awarded Restricted Stock under the Plan. Such certificate shall be registered in the name of the Key Employee or Director, and shall bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such Award and shall be subject to appropriate stop-transfer orders. Upon the lapse of the Restriction Period or the Key Employee or Director otherwise vesting in respect to Restricted Stock, such shares shall no longer be subject to the restrictions imposed under this Section 7 and the Company shall issue or have issued new share certificates, or otherwise render available the shares represented by the certificate, without the legend referred to herein in exchange for those certificates previously issued. Upon the lapse of the Restriction Period or the Key Employee or Director otherwise becoming entitled to payment in respect to any Restricted Units, the Company shall deliver (or otherwise render available) to the Key Employee or Director (or, if applicable, his or her beneficiary or permitted assigns, one share of Stock for each Restricted Unit as to which restrictions have lapsed (including any such Restricted Units related to any Dividend Equivalents credited with respect to such Restricted Units). The Committee may, in its sole discretion, elect to pay cash or part cash and part Stock in lieu of delivering only Stock for Restricted Units. If a cash payment is made in lieu of delivering Stock, the amount of such cash payment for each share of Stock to which a Key Employee or Director is entitled shall be equal to the Fair Market Value on the date on which the Restriction Period lapsed with respect to the related Restricted Unit. Notwithstanding the foregoing, the Committee may, to the extent possible without adverse tax consequences to the Key Employee or Director, require or permit the deferral of payment in respect of Restricted Units to a date or dates (including, without limitation, the date the Key Employee’s employment or a Director’s services on the Board terminates) subsequent to the date that the Restriction Period lapses on such terms and conditions (including, without limitation, the manner in which the amounts payable shall be deemed invested during the period of deferral) as it shall determine from time to time.
 (j) Except for the restrictions set forth herein and unless otherwise determined by the Committee, a Key Employee or Director shall have all the rights of a shareholder with respect to shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A Key Employee or Director shall not have any right, in respect of Restricted Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s stockholders until such time, if at all, as the shares of Stock attributable to such Restricted Units have been issued.

 (k) In addition, the Committee may permit Key Employees and Directors or any group of Key Employees and Directors to elect to receive Restricted Units in exchange for or in lieu of other compensation (including salaries, annual bonuses, annual retainer and meeting fees) that would otherwise have been payable to such Key Employees and Directors in cash. The Committee shall establish the terms and conditions of any such Restricted Units, including the Restriction Period applicable thereto, and the date on which Stock shall be issued in respect thereof. The Committee shall establish the terms and conditions applicable to any election by a Key Employee or Director to receive Restricted Units (including the time at which any such election shall be made).
 (l) Notwithstanding anything else contained in the Plan to the contrary, the Committee may determine at the time of grant that any Award of Restricted Stock or Restricted Units to a Key Employee or Director shall become vested, if at all, only upon the determination by the Committee that Performance Objectives established by the Committee have been attained, in whole or in part. In such case, the Performance Objectives determined by the Committee may vary from Key Employee to Key Employee, Director to Director and between groups of Key Employees and Directors, and shall be established by the Committee and determined by applying the standards (and selecting from the criteria) applicable to Performance Shares under Section 6(d). If there shall occur significant events which the Committee expects to have a substantial effect on the applicable Performance Objectives, the Committee may revise such Performance Objectives. Unless the Committee otherwise determines at the time of grant, any Award of Restricted Stock or Restricted Units that is subject to performance-based vesting in accordance with this Section 7(l), to an officer of the Company or a Subsidiary who is subject to the reporting requirements of Section 16(a) of the Act, shall be subject to the same requirements and restrictions as apply to a Performance Share Award under Section 6(j).
 8. Issuance of Stock
 (a) The Company shall not be required to issue or deliver any shares of Stock prior to: (i) the listing of such shares on any stock exchange on which the Stock may then be listed, (ii) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable, and (iii) the satisfaction of any tax withholding obligations as provided in Section 14 hereof.
 (b) All shares of Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.
 (c) Except to the extent such shares are subject to forfeiture during any applicable Restriction Period, each Key Employee or Director who receives Stock in settlement of or as part of an Award, shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions. No Key Employee or Director awarded an Option, a Right, a Restricted Unit or a Performance Share shall have any right as a shareholder with respect to any shares of Stock covered by his or her Option, Right, Restricted Unit or Performance Share prior to the date of issuance to him or her of such shares.
 9. Change of Control
 (a) For purposes of this Plan, a Change of Control shall occur:
 (i) if a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Act disclosing that any Person, other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company is the Beneficial Owner of forty percent or more of the outstanding stock of the Company entitled to vote in the election of directors of the Company;
 (ii) if any Person other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company shall purchase shares pursuant to a tender offer or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the Beneficial Owner of twenty percent or more of the outstanding stock of the Company entitled to vote in the election of directors of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire stock);
 (iii) upon the consummation of any merger, consolidation, recapitalization or reorganization of the Company approved by the stockholders of the Company, other than any such transaction immediately following which the persons who were the Beneficial Owners of the outstanding securities of the Company entitled to vote in the election of directors of the Company immediately prior to such transaction are the Beneficial Owners of at least 55% of the total voting power represented by the securities of the entity surviving such transaction entitled to vote in the election of directors of such entity (or the ultimate parent of such entity) in substantially the same relative proportions as their ownership of the securities of the Company entitled to vote in the election of directors of the Company immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity or any subsidiary of such surviving entity;
 (iv) upon the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company approved by the stockholders of the Company; or
 (v) if within any 24 month period, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause (v), and (B) was not designated by a Person who has entered into an agreement with the Company to effect a transaction described in Section 9(a)(iii) or Section 9(a)(iv) of the Plan.
(b) Notwithstanding any provision in this Plan to the contrary, but subject to Section 9(c) below, upon the occurrence of a Change of Control:
 (i) Each Option and Right outstanding on the date such Change of Control occurs, and which is not then fully vested and exercisable, shall immediately vest and become exercisable to the full extent of the original grant for the remainder of its term.
 (ii) The surviving or resulting corporation may, in its discretion, provide for the assumption or replacement of each outstanding Option and Right granted under the Plan on terms which are no less favorable to the optionee than those applicable to the Options and Rights immediately prior to the Change of Control.
 (iii) Except to the extent otherwise expressly provided in Section 9(b)(vi), the restrictions applicable to shares of Restricted Stock or to Restricted Units held by Key Employees pursuant to Section 7 shall lapse upon the occurrence of a Change of Control, and such Key Employees shall receive immediately unrestricted certificates for all of such shares.
 (iv) If a Change of Control occurs during the course of a Performance Period or any Restriction Period applicable to an Award of Performance Shares pursuant to Section 6, then a Key Employee shall be deemed to have satisfied the Performance Objectives at the target level specified in the Key Employee’s Award agreement or, if greater, otherwise specified by the Committee at or after grant, and to have completed any applicable Restriction Period effective on the date of such occurrence. Except to the extent otherwise expressly provided in Section 9(b)(vi), distribution of amounts payable in connection with an Award of Performance Shares shall be made immediately following (but in no event later than 30 days following) the occurrence of the Change of Control.
 (v) Without limiting the foregoing provisions of this Section 9(b), in the event of a Change of Control the Committee may, in its discretion, provide any of the following either absolutely or subject to the election of such Key Employees:
a. Each Option and Right shall be surrendered or exercised for an immediate lump sum cash amount equal to the excess of the Fair Market Value of the Stock subject to such Option or Right determined as of the time of such surrender or exercise over the exercise price;
 b. Each Restricted Stock, Restricted Unit and Award of Performance Shares shall be exchanged for an immediate lump sum cash amount equal to the number of outstanding units or shares awarded to such Key Employee multiplied by the Fair Market Value of a share of Stock as of the date of such exchange.
 (vi) Notwithstanding the foregoing provisions of this Section 9(b), no distribution or payment shall be made upon or in connection with the occurrence of a Change of Control with respect to any Award that the Committee shall determine does not qualify for any applicable exemption from the application of Section 409A of the Code (such as by reason of being a stock right or qualifying as a short-term deferral). To the extent that, pursuant to the immediately preceding sentence, an Award is not distributable or payable upon the occurrence of a Change of Control, distribution or payment of such Award shall be made at the time otherwise specified under the Plan or the Award Documents without regard to the occurrence of a Change of Control (including any six month delay in payment applicable to a “specified employee”, as determined in accordance with Section 409A of the Code). Without limiting the generality of the foregoing, nothing in this Section 9(b)(vi) shall be construed to prevent any Key Employee’s rights in respect of any Award from becoming non-forfeitable upon the occurrence of a Change of Control.
 (c) Notwithstanding Section 9(b), no acceleration of exercisability, vesting, issuance of shares, cash settlement or other payment shall occur with respect to any Award granted to a Key Employee if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by the Key Employee’s employer (or the parent or a subsidiary of such employer) immediately following the Change of Control, provided that any such Alternative Award must:
(i) relate to a class of equity that is (or will be within 5 business days following the Change of Control) listed to trade on a recognized securities market;
 (ii) provide the Key Employee with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment, including all provisions applicable in respect of such Award that provide for accelerated vesting (with respect to Performance Shares, if the Change of Control occurs during the course of a Performance Period applicable to the Award, then (A) the Key Employee shall be deemed to have satisfied the Performance Objectives at the target level specified in the Key Employee’s Award agreement or, if greater, otherwise specified by the Committee at or after grant, and (B) any Alternative Award shall be in the form of restricted stock or restricted stock units, without a performance objective, unless otherwise determined by the Committee);
 (iii) have substantially equivalent economic value to the Award (as determined by the Committee as constituted immediately prior to the Change of Control); and
(iv) have terms and conditions which provide that if the Key Employee’s employment is terminated upon or within two years following such Change of Control by the Key Employee’s employer other than for Cause or by the Key Employee for Good Reason, a Key Employee’s rights under each such Alternative Award shall become fully vested and exercisable (for purposes of this clause (iv), Good Reason and Cause shall be as defined in the Company severance pay plan applicable to the Key Employee prior to the occurrence of the Change of Control and, if, such terms are not defined in such severance pay plan, as such terms are defined in The Hartford Executive Severance Pay Plan I, applicable to Key Employees in Tiers 3 and 4, as in effect on January 1, 2014); provided, however, that with respect to any Award that does not qualify for any applicable exemption from the application of Section 409A of the Code, the payment or distribution of the Alternative Award shall only be made at the time otherwise specified under the Plan or the Award Documents without regard to the occurrence of the Change of Control (including any six month delay in payment applicable to a “specified employee”, as determined in accordance with Section 409A of the Code).
(d) Notwithstanding any provision in this Plan to the contrary, in the event of a Change of Control as described in Section 9(a)(iii) or Section 9(a)(iv) of the Plan, in the case of an awardee whose employment or service involuntarily terminates on or after the date of a shareholder approval described in either of such Sections but before the date of a consummation described in either of such Sections, and the consummation occurs within 60 days of such date of termination, then the date of termination of such an awardee’s employment or service shall be deemed for purposes of the Plan to be the day following the date of the applicable consummation.
10. Beneficiary
 (a) Each Key Employee, Director and/or his or her Transferee may file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Plan upon his or her death. A Key Employee, Director or Transferee may from time to time revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Key Employee’s, Director’s or Transferee’s death, as the case may be, and in no event shall it be effective as of a date prior to such receipt.
 (b) If no such Beneficiary designation is in effect at the time of death of a Key Employee, Director or Transferee, as the case may be, or if no designated Beneficiary survives the Key Employee, Director or Transferee or if such designation conflicts with applicable law, the spouse of the Key Employee, Director or Transferee, as the case may be, or, if none, his or her estate, shall be entitled to receive the Award, if any, payable under the Plan upon his or her death. If the Committee is in doubt as to the right of any person to receive such Award, the Company may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.
 11. Administration of the Plan
 (a) All decisions, determinations or actions of the Committee made or taken pursuant to grants of authority under the Plan shall be made or taken in the sole discretion of the Committee and shall be final, conclusive and binding on all persons for all purposes.
 (b) The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and its interpretations and constructions thereof and actions taken thereunder shall be, except as otherwise determined by the Board, final, conclusive and binding on all persons for all purposes. Except to the extent otherwise expressly provided in the Plan, any action, authority or power reserved to the Committee shall be within the Committee’s sole and absolute discretion.

 (c) The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Key Employees and Directors, whether or not such Key Employees and Directors are similarly situated.
 (d) The Committee may, in its sole discretion, delegate such of its powers as it deems appropriate to the Company’s Executive Vice President, Human Resources (or other person holding a similar position) or the Company’s Chief Executive Officer, except that Awards to executive officers shall be made, and matters related thereto shall be determined, solely by the Committee or the Board or any other appropriate committee of the Board.
 12. Amendment, Extension or Termination
 The Board or the Committee may, at any time, amend or modify the Plan and, specifically, may make such modifications to the Plan as it deems necessary to avoid the application of Section 162(m) of the Code and the Treasury regulations issued thereunder. However, no amendment shall, without approval by a majority of the Company’s stockholders, (i) alter the group of persons eligible to participate in the Plan, or (ii) except as provided in Section 13, increase the maximum number of shares of Stock which are available for Awards under the Plan, or, (iii) with respect to all Options and Rights, allow the Committee to reprice the Options or Rights, within the meaning of the New York Stock Exchange listing requirements and gxz accepted accounting principles. The Board may suspend or terminate the Plan at any time without the consent of any person. Notwithstanding anything in this Plan to the contrary, the Plan shall not be amended, modified, suspended or terminated during the period in which a Change of Control is threatened. For purposes of the preceding sentence, a Change of Control shall be deemed to be threatened for the period beginning on the date of any threatened Change of Control, and ending upon the earlier of: (I) the second anniversary of the date of such threatened Change of Control, (II) the date a Change of Control occurs, or (III) the date the Board or the Committee determines in good faith that a Change of Control is no longer threatened. Solely for this purpose, a threatened Change of Control shall occur if (i) a Person shall commence a tender offer, which if successfully consummated, would result in such Person being the Beneficial Owner of at least 20% of the stock of the Company entitled to vote in the election of directors of the Company; (ii) the Company enters into an agreement, the consummation of which would constitute a Change of Control; (iii) proxies are solicited for the election of directors of the Company by anyone other than the Company, which, if such directors were elected, would result in the occurrence of a Change of Control as described in Section 9(a)(v); or (iv) any other event shall occur which is deemed to be a threatened Change of Control for this purpose by the Board, the Committee, or any other appropriate committee of the Board in its sole discretion. Further, notwithstanding anything in this Plan to the contrary, no amendment, modification, suspension or termination following a Change of Control shall adversely impair or reduce the rights of any person with respect to a prior Award without the consent of such person. Notwithstanding the preceding provisions, the Board or the Committee may amend the Plan or an Award Document to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Document to any present or future law relating to plans of this or similar nature and the administrative regulations and rulings promulgated thereunder (including, but not limited to, amendments deemed necessary or advisable to avoid payments being subject to additional tax under Code Section 409A).

 13. Adjustments in Event of Change in Common Stock
 In the event of any reorganization, merger, recapitalization, consolidation, liquidation, special cash dividend, stock dividend, stock split, reclassification, combination of shares, rights offering, split-up or extraordinary dividend (including a spin-off) or divestiture, or any other change in the corporate structure or shares, the Committee shall make such adjustment in the Stock subject to Awards, including Stock subject to purchase by an Option or issuable in respect of Restricted Units, or the terms, conditions or restrictions on Stock or Awards, including the price payable upon the exercise of such Option and the number of shares subject to Restricted Stock or Restricted Unit Awards, as shall be necessary to preserve Key Employee rights substantially proportionate to those rights existing immediately prior to such transaction or event.
 14. Miscellaneous
 (a) If a Change of Control has not occurred and if the Committee determines that a Key Employee has taken action inimical to the best interests of any Participating Company, the Committee may, in its sole discretion, terminate in whole or in part such portion of any Option or Right as has not yet become exercisable at the time of termination, terminate any Performance Share Award for which the Performance Period or any applicable Restriction Period has not been completed or terminate any Award of Restricted Stock or Restricted Units for which the Restriction Period has not lapsed.
 (b) Except as provided in Section 9, nothing in this Plan or any Award granted hereunder shall confer upon any employee any right to continue in the employ of any Participating Company or interfere in any way with the right of any Participating Company to terminate his or her employment at any time. No Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of any Participating Company for the benefit of its employees unless the Company shall determine otherwise. No Key Employee shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as provided in Section 7(f) with respect to Restricted Stock.
 (c) The Committee shall have the right to make such provisions as deemed appropriate in its sole discretion to satisfy any obligation of the Company to withhold federal, state or local income or other taxes (including FICA obligations) incurred by reason of the operation of the Plan or an Award under the Plan, including but not limited to at any time: (i) requiring a Key Employee to submit payment to the Company for such taxes before making settlement of any Award of Stock or other amount due under the Plan, (ii) withholding such taxes from wages or other amounts due to the Key Employee before making settlement of any Award of Stock or other amount due under the Plan, (iii) making settlement of any Award of Stock or other amount due under the Plan to a Key Employee part in Stock and part in cash to facilitate satisfaction of such withholding obligations, or (iv) receiving Stock already owned by, or withholding Stock otherwise due to, the Key Employee in an amount determined necessary to satisfy such withholding obligations; provided, however, that, notwithstanding any language herein to the contrary, any Key Employee who is an executive officer of the Company (within the meaning of Section 16 of the Act) shall have the right to satisfy his or her obligations to the Company pursuant to this Section 14(c) by instructing the Company not to deliver to the Key Employee Stock otherwise deliverable to the Key Employee in an amount sufficient to satisfy such obligations to the Company.
 (d) The Committee may permit deferrals of compensation pursuant to the Plan or any subplan hereof which meet the requirements of Code Section 409A and the regulations thereunder. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A and the regulations and rulings promulgated thereunder.
 (e) The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Plan and each Award Document shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Document, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Connecticut to resolve any and all issues that may arise out of or relate to the Plan or any related Award Document.
 (f) The Company shall have the right at any time to recoup any amount paid or payable hereunder to the fullest extent that, in the view of management, such recoupment either (i) is required by applicable law or listing standards, or (ii) is determined by the Company to be necessary in accordance with Company policy or business circumstances or appropriate in light of a Key Employee’s action, or failure to act, which is inimical to the best interests of any Participating Company.
 (g) The terms of the Plan shall be binding upon the Company and its successors and assigns.
 (h) Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
15. Effective Date, Term of Plan and Shareholder Approval
 The effective date of the Plan shall be May 21, 2014. No Award shall be granted under this Plan after the Plan’s termination date. The Plan’s termination date shall be the earlier of: (a) May 21, 2024, or (b) the date on which the Maximum Limit (as defined in Section 3 of the Plan) is reached; provided, however, that the Plan will continue in effect for existing Awards as long as any such Award is outstanding.